ARC Group Worldwide, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: NOVEMBER 13, 2013

ARC GROUP WORLDWIDE, INC. REPORTS RECORD QUARTERLY RESULTS

For the quarter ended September 29, 2013 compared to the quarter ended September 30, 2012 (fiscal first quarter):

  Net Revenues Increased 38.1%, to $18.4 Million
  Adjusted EBITDA Increased 80.8% to a Record $3.4 Million
  Earnings Increased from a Prior Year Period Loss to $1.3 million
  Adjusted EPS Increased 47.8% to a Record $0.34
  Bank Debt Paid Down by 42.2%, or $10.6 Million

First Quarter Overview

Deland, FL (November 13, 2013) – ARC Group Worldwide, Inc. (NASDAQ: ARCW; the “Company” or “ARC”) today reported first quarter fiscal 2014 results, including net revenue of $18.4 million, record Adjusted EBITDA of $3.4 million, and net income of $1.3 million. ARC also reported record adjusted earnings per share (Adjusted EPS) of $0.34 for the first quarter fiscal 2014. The first quarter results are driven by improved performance in our manufacturing operations and higher sales revenue resulting from (i) the reverse acquisition between ARC and Quadrant Metals Technologies (QMT), and (ii) the acquisition of Advanced Forming Technology, Inc. (AFT) and AFT-Hungary Kft., (AFT-HU).

Mr. Jason Young, Chairman and CEO, said, “I am pleased to report outstanding quarterly results that reflect continued growth in revenue, cash flow, and earnings per share. As the leader in Metal Injection Molding and other niche manufacturing businesses, we continue to focus on building our market position in these areas, both organically and through acquisitions.” He further added, “We are also focused on bringing technology and innovation to manufacturing. We have made good progress utilizing 3D printing and view it to be a key area of future growth for ARC in production and prototypes.”

Company-Wide Operating Results

Net revenue for the fiscal year 2014 first quarter increased 38.1% to $18.4 million, compared to $13.3 million in the prior year period. The QMT and AFT Acquisitions, which closed during the fiscal year 2013 period, contributed $2.9 million in additional sales. Excluding the impact from the aforementioned acquisition, sales growth still increased $2.2 million, or 16.3% compared to the prior year period. This increase is primarily the result of robust growth in our MIM businesses.

The first quarter also showed an improvement in Gross Profit margin, increasing to 30.8% from 27.5% in the comparable prior year period. The increase is attributed to a combination of top line sales growth, improved efficiencies, and the financial benefits realized from a company-wide margin improvement program.

ARC reported record Adjusted Earnings Per Share (Adjusted EPS) of $0.34 for the first quarter, an increase of 47.8% from the $0.23 recorded in the comparable prior year period. Adjusted Earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter fiscal 2014 was a record $3.4 million.

Adjusted Earnings, Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. The Adjusted Earnings represents the results of operation net of current year share-based executive compensation expense that was fully incurred in the quarter as a result of the re-appointment of the Chief Executive Officer and net of prior year merger related expenses. We have provided this non-GAAP financial information to aid in better understanding the company's performance. Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The reconciliation to GAAP is as follows (in thousands, except for share and per share amounts):

GAAP to Non-GAAP Reconciliation

First Quarter ended September 29 and 30, respectively	2013	2012
Reported Earnings (GAAP)	$1,254	$(89)
Adjustments:
Merger Expenses	—	1,637
Gain on Bargain Purchase	—	(381)
Share-Based Executive Compensation	701
Adjusted Earnings (Non-GAAP)	$1,955	$1,167
Add Back:
Interest	205	167
Tax	386	—
Depreciation and Other Amortization	898	571
Adjusted EBITDA (Non-GAAP)	$3,444	$1,905
Weighted Average Common Shares	5,728,140	5,149,700
Adjusted Earnings Per Share (Non-GAAP)	$0.34	$0.23

Balance Sheet Items

The Company has strengthened its cash position during the quarter as cash flow provided by our operating activities amounted to $2.9 million. In the first quarter of fiscal year 2013, the Company issued $40.5 million in total debt in connection with the reverse acquisition between ARC and QMT and the acquisition of AFT and AFT-HU. As of September 29, 2013, the balance on the bank debt has been paid down by 42.2%, or $10.6 million.

About ARC Group Worldwide, Inc.

ARC Group Worldwide is a diversified, global manufacturing company, as well as the unequivocal world leader in Metal Injection Molding (“MIM”).  ARC was founded in 1987 and has a long history as a technology innovator in manufacturing.  ARC has significant expertise in lean manufacturing and utilizes cutting edge technology like robotics and 3D printing.  ARC's mission is to bring innovation and technology to manufacturing.  ARC's core manufacturing businesses are in precision components, flanges, fittings and wireless technology, through its operating subsidiaries, www.FloMet.com, www.AFTmim.com, www.Injectamax.com, www.TeknaSeal.com, www.GeneralFlange.com and www.ArcWireless.net.  For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com.

Important Information

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ending June 30, 2013.

CONTACT: Drew Kelley
PHONE: (386) 736-4890
Email: InvestorRelations@ArcGroupWorldwide.com